Exhibit 99.1

April 22, 2002

Endocardial Solutions Reports First Quarter Earnings Results

Sales Up 55% Over Q1’01

EnSite Catheter Sales Up 69%

MINNEAPOLIS / ST.PAUL — Endocardial Solutions, Inc. (Nasdaq: ECSI) today reported net sales for the first quarter 2002 of $7,108,000, compared with $4,602,000 for the same period of 2001.  The loss for the first quarter was $1,795,000, or $.12 per share, compared with a net loss of $2,491,000, or $.20 per share, for the same period of 2001.

                “Once again we are pleased to announce the achievement of record results in both system and catheter sales worldwide,” said Jim Bullock, President and Chief Executive Officer.

“During the quarter we sold a record 25 EnSite 3000® Systems, which brings our worldwide total systems placed to 245.  Additionally, EnSite catheter sales were 69.3% over last years’ comparable quarter, and for the first time in the history of the Company our catheter margins exceeded 70%,” stated Bullock.

NASPE 2002

A record number of studies on the EnSite 3000® System will be presented in May at the largest electrophysiology conference of the year.  During the North American Society of Pacing and Electrophysiology (NASPE) conference, held May 8-11 in San Diego, Dr. Pier Lambiase of St. Thomas’ Hospital, London will present an important study on the use of the EnSite 3000® System for optimizing therapy for the new generation of heart failure devices.  This study, Do Areas of Slow Activation Limit the Benefit of Biventricular Pacing?  A Non-Contact Left Ventricular Endocardial Mapping Study, will be presented May 9th beginning at 12:55pm.  “This information may help clinicians adopt new strategies for lead placement to improve the percentage of patients who respond to biventricular pacing.  Additionally, we will be hosting a symposium focusing on the clinical application of the EnSite system on Thursday, May 9th beginning at 6:30pm at the San Diego Marriott Hotel and Marina,” continued Bullock.

Precision II and New Product Developments

Just five months after the release of its Precision™ software, Endocardial Solutions will showcase at NASPE the newly released Precision™ II upgrade for the EnSite 3000® System.  “Our research and development team continues to make significant progress toward our next generation product platform.  These exciting advancements will significantly improve the performance of EnSite, as we continue to focus on the features that enhance geometry, non-fluoroscopy navigation and the use of EnSite for the management of more types of arrhythmias.  Our two-year objective is to offer our customers a cost-effective EnSiteWorkstation that will be useful in the diagnosis of all cardiac arrhythmias,” concluded Bullock.

Based in St. Paul, Minnesota, Endocardial Solutions, Inc. (www.endocardial.com) develops, manufactures and markets technology for diagnostic mapping of complex arrhythmias (abnormally rapid heartbeats caused by irregular electrical activity in the heart).  The EnSite 3000® System provides a 3D graphical display of the heart’s electrical activity.

                The discussion above contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding gross margins, operating expenses and revenue expectations, that involve a number of risks and uncertainties.  A number of factors should be considered in conjunction with these forward-looking statements.  These factors are set forth in the cautionary statements included in Exhibit 99 to Endocardial Solutions’ Form 10-K for the year ended December 31, 2001, filed with the Securities and Exchange Commission.  Endocardial Solutions cautions investors and others to review the statements set forth in that report and that other factors may prove to be important in affecting the business and results of operations of Endocardial Solutions.

Contacts:

Jim Bullock, President and CEO, Endocardial Solutions (651) 523-6928  jbullock@endocardial.com

Brenda Gutzke, Investor Relations, Endocardial Solutions (651) 523-6959  bgutzke@endocardial.com

Endocardial Solutions, Inc.

Consolidated Statements of Operations

	For the Three Months Ended
	March 31,	March 31,
	2002	2001

Revenue	$7,108,296	$4,602,166

Cost of goods sold	2,601,295	2,078,059
Gross margin	4,507,001	2,524,107

Operating expenses:
Research and development	1,306,921	1,013,327
General and administrative	613,821	590,445
Sales and marketing	4,377,121	3,413,896
Operating loss	(1,790,862)	(2,493,561)

Other income (expense):
Interest income	23,099	84,443
Interest expense	(27,156)	(81,993)
	(4,057)	2,450

Net loss for the period	$(1,794,919)	$(2,491,111)

Net loss per share - basic and diluted	$(0.12)	$(0.20)

Weighted average shares outstanding	15,490,930	12,466,559

Selected Balance Sheet Data

	March 31,	December 31,
	2002	2001

Cash and cash equivalents	$10,192,700	$4,550,059
Working capital	14,239,252	6,341,165
Total assets	22,963,232	15,797,007
Total liabilities	6,645,786	7,081,208
Stockholders' equity	16,317,446	8,715,800